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                                                                  EXHIBIT (d)(3)

                              SUB-ADVISORY CONTRACT

         THIS AGREEMENT is made as of August 1, 2001, between LINDNER ASSET MANAGEMENT, INC., a Michigan corporation ("LAMI" or the "Adviser"), and CASTLEARK MANAGEMENT, LLC, an Illinois limited liability company ("CastleArk" or the "Subadviser").

         WHEREAS, the Adviser has entered into an Investment Management Agreement, dated as of August 1, 2001 (the "Management Agreement"), with Lindner Investments (the "Trust"), a Massachusetts business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which LAMI acts as Adviser of the Trust's separate series of shares of beneficial interest one of which is the Lindner Small-Cap Growth Fund (the "Fund"); and

         WHEREAS, LAMI desires to retain the Subadviser to provide investment advisory services to the Fund and to manage the Fund as the Adviser shall from time to time direct, and the Subadviser is willing to render such investment advisory services;

         NOW, THEREFORE, the Parties agree as follows:

         1. Subject to the direction of the Adviser and the Board of Trustees of the Trust, the Subadviser shall provide portfolio management services to the Fund, including (but not limited to) the purchase, retention and disposition of portfolio securities in accordance with the Fund's investment objectives, policies and restrictions as stated in the Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), portfolio reconciliation, cash management, back-office services, periodic reporting to the Adviser and the Board of Trustees of the Trust and such other services as may be reasonably requested by the Adviser. The Subadviser's activities shall be subject to the following understandings:

                  (a) The Subadviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash or invested in cash equivalents.

                  (b) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the Declaration of Trust, Bylaws and Prospectus of the Fund and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust, co-operate with the Adviser's (or its designee's) personnel responsible for monitoring the Fund's compliance, and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, comply with the Adviser's Code of Ethics, soft dollar trading policy, brokerage allocation policy, and such other policies as the Adviser or the Trust may establish, and it shall prepare and file such reports as are, or may in the future be, required by the Securities and Exchange Commission.

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                  (c) The Subadviser shall place orders with or through such persons, brokers or dealers (but only with brokers or dealers that are not affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees or the Adviser may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. It is understood that no broker or dealer affiliated with the Subadviser may be used as principal broker for securities transactions. It is also understood that it is desirable for the Fund that the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Subadviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Trust's Board of Trustees and the Adviser from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Subadviser in connection with the Subadviser's services to other clients.

                  On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

                  (d) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions required by subparagraphs
         (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust's Board of Trustees and to the Adviser such periodic and special reports as the Trustees or the Adviser may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Fund or the Adviser with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities.

                  (e) The Subadviser shall provide to the Adviser and to the Fund's Custodian on each business day information relating to all transactions concerning the Fund's assets that it manages, including (but not limited to) any pricing discrepancies from daily closing prices



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         reported by the Fund's pricing services, and shall provide the Adviser with such other information as the Adviser may request.

                  (f) The Subadviser and Adviser understand and agree that the Adviser intends to manage the Fund in a "manager-of-managers" style, and that the Adviser will, among other things, (i) continually evaluate the performance of the Subadviser to the Fund through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust's Board of Trustees as to whether this contract with the Subadviser should be renewed, modified, or terminated and (iii) periodically report to the Trust's Board of Trustees regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

                  (g) The Subadviser will support all marketing and sales activities with respect to the Fund, including (but not limited to) providing press and other publicity interviews, attending conferences and seminars that the Adviser deems to be appropriate and meeting with prospective and existing shareholders, registered investment advisers and other financial intermediaries. The Adviser will reimburse the Subadviser for its out-of-pocket expenses incurred in connection with such marketing support, provided that the expenses are approved in advance by the Adviser.

                  (h) The Adviser shall have the right to approve the specific individuals employed by the Subadviser to perform the investment management services described above, and the Adviser shall also have the right to direct that the Subadviser terminate the involvement of any one or more of such individuals with respect to the Fund's investment management activities, but any such change in personnel of the Subadviser shall not be deemed to be a termination of this Agreement.

                  (i) The Subadviser will not provide portfolio management services to any other mutual fund using the same investment process or style as the Subadviser uses with respect to the Fund without the prior written consent of the Adviser, nor will the Subadviser organize a mutual fund with a substantially similar investment objective as the Fund. The Subadviser agrees to offer to the Trust the first opportunity to organize and register any new mutual fund that the Subadviser develops.

         2. The Subadviser may authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

         3. The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to Section 1(d) hereof and shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder needed by the Adviser to keep the other books and



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records of the Fund required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to Section 1(d) hereof.

         4. The Subadviser agrees to maintain its registration as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act and any other applicable state and federal laws or regulations.

         5. The Subadviser shall furnish to the Adviser copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to Section 1(b) hereof as the Adviser may reasonably request.

         6. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay the Subadviser as full compensation therefor, a fee equal to 50% of the monthly management fee paid to the Adviser; provided, however, that for the period from August 1, 2001 through November 16, 2001, the compensation payable hereunder to the Subadviser shall not be less than $64,773. Payment by the Adviser to the Subadviser of such fee shall be made within three
(3) business days after receipt by the Adviser of payment of its monthly management fee from the Trust.

         7. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         8. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Adviser or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         9. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the




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Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         10. During the term of this Agreement, the Adviser agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing within three (3) business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment or hand delivery.

         11. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

         12. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Illinois.

         13. Any notices or other communications required or permitted hereunder shall be deemed to have been given if sent by first class mail, overnight delivery or hand delivery to the following addresses:

         If to the Adviser, to:
                  Lindner Asset Management, Inc.
                  520 Lake Cook Road, Suite 380
                  Deerfield, IL 60015

         If to the Subadviser, to:
                  CastleArk Management, LLC
                  101 North Wacker Drive
                  Chicago, IL 60606




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         IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designed below as of the day and year first above written.

                                            LINDNER ASSET MANAGEMENT, INC.


                                            By: /S/ DOUG T. VALASSIS
                                                Doug T. Valassis



                                            CASTLEARK MANAGEMENT, LLC


                                            By: /S/ JEROME A. CASTELLINI
                                                Jerome A. Castellini






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